Exhibit 99.2

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

January 23, 2009

YRC Worldwide Introduces YRC Brand Name for Integrated Network

Integration of Yellow and Roadway remains ahead of schedule

• New YRC brand name built on distinguished heritage of Yellow Transportation and Roadway

• Customer benefits of integration include 21,000 more direct service points

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that YRC is the new brand name for the combined Yellow Transportation and Roadway network. The company also confirmed that YRC is ahead of schedule to successfully integrate its national networks by early spring.

“With more than 160 combined years of moving big shipments and 38,000 transportation professionals, YRC represents the most collective expertise in the industry,” said Bill Zollars, chairman, president and CEO of YRC Worldwide. “More customers rely on YRC for large shipments than any other provider, and one integrated network allows for even greater coverage and shipment density. By integrating Roadway and Yellow, we gain efficiencies and capabilities that position us to support our customers now and as the economy improves.”

New brand name and visual identity for Yellow and Roadway

“Back in the 1920s and ‘30s, Yellow and Roadway established themselves as innovators, the companies that led the developing transportation industry,” said Greg Reid, executive vice president and chief marketing officer for YRC Worldwide. “Today, that reputation for innovative excellence and heavyweight expertise carries forward with the new brand name. YRC expresses the combined strength of Yellow and Roadway, and represents our integration of networks, services and capabilities.”

“The visual identity for YRC features the highly recognized and trusted orange of Yellow and blue of Roadway,” said Reid. “Customers will still see the familiar Roadway and Yellow marks as we transition branding elements, but they’ll soon be able to identify with YRC through customer service, sales and other interactions.”

Reid says a new customer Web site will debut soon. Roadway.com and My.Roadway.com customers will automatically be directed to yrc.com in early February, and MyYellow customers will be directed to the site beginning in March.

The YRC logo can be downloaded at: http://www.yrcw.com/about/gallery/logos.html.

Integration progress

Since October 2008, around 80 shared service centers have been opened to manage the combined YRC network; these serve as a single interface for Roadway and Yellow customers. Upon completion, the combined network will boast around 450 YRC service centers – nearly 100 more service centers than the individual Roadway and Yellow networks. In major metropolitan areas around the country, the nearest YRC facility will be 20 percent closer to customers, enabling quicker pick-ups and deliveries, increased flexibility and reduced emissions.

As a part of the integration process, YRC also has added more than 21,000 new direct service points. The result is the ability to serve more communities and provide customers with improved transit times and additional access to services.

“Our customers are reacting very positively to the integration,” said Zollars. “We’re delivering and will continue to deliver on our promise to provide them with simple, flexible shipping solutions, prompt pick-ups and greater service quality.”

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 55,000 people.

Media Contact:

Suzanne Dawson

Linden Alschuler & Kaplan Public Relations

1251 Avenue of the Americas, Suite 940

New York, NY 10020

212-329-1420

sdawson@lakpr.com